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                                                                    Exhibit A-30

                            THE STATE OF MISSISSIPPI

                                EXECUTIVE OFFICER

                                     JACKSON

The within and foregoing Charter of Incorporation of

                         THE WILLIAMSVILLE WATER COMPANY

Is hereby approved.



                           In testimony inhereof, I have hereunto set my hand and caused the Great Seal of the State of Mississippi to be affixed this 26th day of November 1956.

                           /s/ J. Coleman, Governor

                           /s/ Secretary of state

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STATE OF MISSISSIPPI
COUNTY OF ATTALA

                         CHARTER OF INCORPORATION OF THE
                          WILLIAMSVILLE WATER COMPANY

1.    The Corporate Title of said Company is THE WILLIAMSVILLE WATER COMPANY.

2. The names and addresses of the Incorporators are: H.M Boswell, Jr. whose address is Route No. 5, Kosciusko, Mississippi; C. A. Lowe, whose address is Route N. 5, Kosciusko, Mississippi, and Harold R. Sides, whose address is Route No. ____, Kosciusko, Mississippi.

3. The domicile of the corporation shall be in the community of Williamsville, in the county of Attala, state of Mississippi.

4. The amount of capital stock and particulars as to t class of classes thereof is as follows: The amount of capital stock shall be Twenty Five Thousand Dollars ($25,000.00), of which is hereby classified as, and is common stock. The number of shares shall be two hundred fifty (250), and shall all be non par value stock. The privileges and restrictions, thereof, are those fixed by law without the necessity of corporate motion, together with such further privileges and restrictions as may be from time to time fixed by corporate act or acts not in violation of law.

5.    The number of shares of stock to be issued shall be two hundred fifty
      (250) shares of non par value common stock and the sale price of each share of stock shall be One Hundred Dollars, or such prices as may be fixed by the Board of Directors, and each share of stock shall be entitled to one vote.

6.    The period of existence of the corporation shall be for ninety-nine years,
      (99) years.

7. The purposes for which this corporation is created is as follows: to own, acquire, hold, use, sell, assign, mortgage, conduct and operate a water distribution system in the community of Williamsville, in Attala County, Mississippi, and within a radius of five(5) miles in and around said community, including the drilling and operation of water wells, the construction and maintenance of a water distribution system, the purchase of water for resale, the fixing of fees and charges, the metering and collection for water delivered, and any and all other acts and things which are naturally and legitimately incident to the production, transportation, and sale of water, and such acts and things as are customary and usual in the business of operating a water distribution system.

      A further purpose of this corporation shall be to own, acquire, hold, use, sell, assign, mortgage, conduct and operate a natural gas distribution system, in the community of Williamsville in Attala County, Mississippi, and with a radius of five (5) miles in and around the said community of Williamsville, including the construction and maintenance of a natural gas distribution system, the purchase of gas for resale, the fixing of fees and charges, the metering and collection for gas delivered, and any and all other acts and things which are naturally and legitimately incident to the transmission of natural gas, and such acts and things as are customary and usual in the operation of a natural gas distribution system, and authorized by law.

      A still further purpose of this corporation shall be to own, acquire, hold, use, sell, assign, mortgage and operate an Electric Transmission and distribution system in community of Williamsville in Attala County, Mississippi and with a radius of five (5) miles in and around the said community of Williamsville, including
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      the construction and maintenance of an electric transmission and distribution system, the generating of electric energy and the purchase of electric energy for resale, the fixing of fees and charges, the metering and collection for electricity delivered, and any and all other acts and things which are naturally and legitimately incident to the manufacturing of, purchase for resale, distribution and sale of electric energy, and such acts and things as are customary and usual in the operation of an electric distribution system, and authorized by law.

      The rights and powers that may be exercised by this Corporation , in addition to the foregoing, are those conferred by Chapter 4, Title 21, Code of Mississippi of 1942, and amendments thereto, and, or subsequent laws pertaining thereto.

      The foregoing clauses shall be construed both as objects and powers, and it is hereby expressly provided that the foregoing enumeration of specific objects and powers of the corporation shall not be held to limit or restrict the powers of the corporation in any manner or to any extent, and the objects and powers specified in the foregoing several clauses are and shall be independent objects and powers, respectively, except as otherwise provided herein.

8. The number of shares of common non par value stock to be subscribed and paid for before the corporation may begin business shall be one hundred
      (100) shares, and the same may be paid for either in cash or in property.


/s/ H. M. Boswell, Jr., Incorporator
/s/ C. A. Lowe, Incorporator
/s/ Harold R. Sides, Incorporator


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STATE OF MISSISSIPPI

COUNTY OF ATTALA

This day personally appeared before me the undersigned authority in and for said County and State, the within named H. M. Boswell, Jr. and C. A. Lowe, and Harold
N. Sides, Incorporators of the Corporation known as The Williamsville Water Company, who severally acknowledge that they signed and executed the foregoing Articles of incorporation as their own act and deed on this 26th day of November, A. D. 1956.

/s/ John ______, Notary Public

Received at the office of eh Secretary of State on this the 26th day of November, A.D. 1956, together with the sum of Sixty Dollars ($60.00) to cover the recording fee, and referred to the Attorney General for his ipinion.

/s/ _____________________Secretary of State

I have examined this Charter of Incorporation, and I am of the opinion that it is not violative of the Constitution of the Laws of the State of Mississippi or of the Constitution and Laws of the United States.

/s/ ______________Attorney General